Exhibit 99.1


                           CAROLINA FIRST CORPORATION
                     COMMON STOCK DIVIDEND REINVESTMENT PLAN

                               SUMMARY FACT SHEET
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   The following is a summary of the Common Stock Dividend Reinvestment Plan and is qualified in its entirety by reference to the Common Stock Dividend Reinvestment Plan itself, a copy of which is contained in the enclosed
                                   Prospectus.
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What is the purpose of the Plan?

The primary purpose of the Plan is to provide holders of shares of the Company's Common Stock with the opportunity to invest Common Stock cash dividends and optional cash payments in shares of Common Stock of the Company.


Who is eligible to participate in the Plan?

All holders of record of shares of Common Stock are eligible to participate in the Plan.


What are some of the advantages of the Plan?

Participants in the Plan may:

     <    Automatically  reinvest  all or a portion of their  Common  Stock cash dividends, without payment of a service charge or brokerage commission, in Common Stock at 95% of the fair market value of the Common Stock.

     <    Invest additional cash, up to $10,000 per month,  without payment of a service charge or brokerage commission, in shares of Common Stock at 100% of the fair market value of the Common Stock.

     <    Avoid safekeeping and recordkeeping requirements and costs through the free custodial service and reporting provisions of the Plan.


In what ways has the Plan been amended?

The Plan has been amended as follows:


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     <    Optional cash payments may be made monthly rather than  quarterly,  up to an aggregate of $10,000 per month.

     <    Shareholders may elect partial reinvestment of Common Stock dividends.
          This election permits a shareholder to specify a number of whole shares for which he wishes to reinvest cash dividends.

     <    Shareholders  may send shares of Common  Stock on which the  dividends are reinvested through the Plan to the Administrator for safekeeping. Under the prior plan, only shares purchased through the Plan were eligible for the safekeeping service.

     <    Upon termination of participation in the Plan, a shareholder may elect to receive the value of his Plan account in cash, less applicable brokerage fees, rather than in shares.

     <    Reliance Trust Company is now the Company's Dividend  Disbursing Agent
          and Stock Transfer Agent and the administrator of the Plan (the "Administrator").


How does an eligible shareholder become a Participant?

An eligible shareholder may join the Plan by signing an Authorization Card and returning it to the Administrator. Authorization Cards may be obtained at any time by written request to Reliance Trust Company, P.O. Box 48449, Atlanta, GA 30340-4099, or by telephoning toll free at 1-800-241-5568. Eligible shareholders who are currently enrolled in the dividend reinvestment plan do not need to submit new Authorization Cards. Such shareholders will automatically be enrolled in the Plan, as amended.


When may an eligible shareholder join the Plan?

An eligible shareholder may join the Plan at any time. If the Authorization Card is received by the Administrator on or before the record date established for payment of a particular dividend, reinvestment of dividends under the Plan will commence with that dividend. Otherwise, the reinvestment of dividends under the Plan will begin with the next succeeding dividend. An eligible shareholder may, at the time of enrollment, send an optional cash payment with the Authorization Card.


When and at what price will shares of Common Stock be purchased under the Plan?

Purchases of shares with reinvested dividends will be made as of each dividend payment date and will include the dividends to be reinvested. Purchase of shares with optional cash payments will be made on the first of each month (or if the first is not a business day, on the next business day). Participants may obtain the return of any optional cash payment at any time up to 48 hours before each such purchase date.

The prices of Common Stock purchased under the Plan with reinvested dividends will be 95% of the average of the high and low sale prices of the Common Stock on The Nasdaq Stock Market on the five business days preceding the dividend payment date, as reported in The Wall Street Journal or other authoritative


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source.  The prices of Common Stock  purchased under the Plan with optional cash payments will be 100% of the average of the high and low sale prices of the Common Stock on The Nasdaq Stock Market on the five business days preceding the purchase date.


How may optional cash payments be made?

Optional cash payments may be made only by Common Shareholders who are having dividends reinvested under the Plan. An optional cash payment may be made by enclosing a check or money order payable to "Reliance Trust Company, Agent" together with an Authorization Card or with an Optional Cash Payment Form and mailing them to the address set forth in the Plan.


What are the limitations on making optional cash payments?

The same amount of money does not need to be sent each month, and a Participant is under no obligation to make an optional cash payment in any month. Any optional cash payments, however, must not be less than $25 per payment nor may such payments by any Participant aggregate more than $10,000 in any calendar month.


How may a Participant's participation in the Plan be terminated?

A Participant may terminate participation in the Plan at any time by notifying the Administrator in writing. However, any notice of termination received between a dividend record date and payment date will not be effective insofar as that dividend is concerned.

May the Plan be changed or discontinued?

The Company reserves the right to modify, suspend or terminate the Plan at any time. Participants will be notified of any such modification, suspension or termination.